                                                                    Exhibit 99.1

SAVIENT
PHARMACEUTICALS, INC.


FOR IMMEDIATE RELEASE


                SAVIENT PHARMACEUTICALS REPORTS UNAUDITED RESULTS
                             FOR SECOND QUARTER 2005

               -MANAGEMENT PLEASED WITH PROGRESS SINCE A YEAR AGO-

      -CORRECTED CUSTOMER PRODUCT RETURNS DATA REDUCES RESERVE REQUIREMENTS
                       RETROACTIVE TO FIRST QUARTER 2005-

East Brunswick, NJ - August 9, 2005 - Savient Pharmaceuticals, Inc., (NASDAQ:
SVNT) an emerging specialty pharmaceutical company engaged in developing, manufacturing and marketing pharmaceutical products that address unmet medical needs in niche and broader markets, announced today unaudited results for the second quarter 2005.

For the three months ended June 30, 2005, total revenues were $32.3 million, up from $17.7 million for the same period a year ago. The net loss for the second quarter was $3.4 million, or 5 cents per share, compared to a net loss of $31.9 million, or 53 cents per share, for the same period a year ago. The prior year quarter included a $16.3 million, or 27 cents per share, valuation allowance against the Company's deferred tax assets because of uncertainty with respect to the realization of those tax benefits.

For the six months ended June 30, 2005, total revenues were $56.8, up from $51.1 million for the same period a year ago. The net loss for the six-month period was $5.8 million, or 9 cents per share, compared to a net loss of $30.7 million, or 51 cents per share, for the same period a year ago, including the aforementioned $16.3 million, or 27 cents per share, valuation allowance.

Christopher Clement, President and Chief Executive Officer of Savient, said, "In the first quarter of this year, we saw an increase in customer product return notifications for Oxandrin. Based upon those notifications, which usually precede the actual return of product by several weeks, we were required to increase our overall reserve for such returns by $1.5 million in the first quarter of this year. Later in the second quarter, the actual goods returned by the customer were a small fraction of the units originally reported. As a result, we will be restating the first quarter 2005 results. The financial statements previously filed on Form 10-Q for the three months ended March 31, 2005 should no longer be relied upon. Our reported results for the first quarter, when amended with the SEC, will improve from a previously reported loss of 6 cents per share to a loss of 4 cents per share. Reported revenues for the first quarter 2005 will also increase from $23.0 million to $24.5 million."

Clement continued, "Just over a year ago, we announced a strategy to reposition Savient as a world-class specialty pharmaceutical company. Today, our business is focused on the development and expansion of our clinical pipeline and extending the geographic reach of Rosemont, our oral liquids business. Moreover, the completion of the sale of the global biologics manufacturing business early in the third quarter has provided Savient with significant funding to advance each of these efforts.

"Our positive end-of-Phase 2 meeting with the FDA for Puricase(R) has given us a lot to look forward to in the coming months. We will enter the Phase 3 development program with clearly defined, FDA-reviewed endpoints and methodologies for the evaluation of Puricase's efficacy. Those endpoints will include not only the measurement of uric acid levels but also important clinical outcomes such as the frequency of gout flares, reduction in burden of tophi, joint counts and an overall improvement in patient-reported outcomes.

"Our results this quarter are encouraging and a reflection of our increasingly focused efforts. We continue to see growth at Rosemont, albeit slower than our historical rate due to temporary disruptions caused by the FDA's inspection of our U.K.-based manufacturing facility. Nevertheless, Rosemont's EBITDA, or operating income margin before corporate and non-cash charges, continued to be in excess of 40% for the quarter. The geographic expansion of this business, particularly in the U.S., will remain a key focus moving forward."

CLEMENT HIGHLIGHTED SEVERAL RECENT DEVELOPMENTS:

o Closed the sale of the global biologics manufacturing business to Ferring on July 18, 2005 and received the initial $55 million in cash;
o FDA completed their site inspection of the Rosemont oral liquids manufacturing facility in conjunction with their review of the Soltamox NDA, submitted in December of last year;
o Completed positive end-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA) for Puricase;
o Notified of acceptance of two Puricase abstracts for presentation at the November 2005 Annual Meeting of the American College of Rheumatology; and
o Notified of the Company's addition to the Russell 3000(R) and New Russell Microcap(TM) Indexes.

QUARTER ENDED JUNE 30, 2005

Revenues

o Total revenues for the three months ended June 30, 2005, nearly doubled to $32.3 million compared to $17.7 million during the same period a year ago.

o Net product sales doubled to $28.8 million compared to $14.3 million during the same period a year ago.

         o Net sales of Oxandrin in the second quarter were $12.5 million compared to less than $100,000 during the same period a year ago; the increase was attributable to the discontinuation of wholesaler purchase incentives in the second quarter of last year which negatively impacted sales for that period.

         o Net sales of Rosemont's oral liquid pharmaceuticals increased 8% to $9.3 million compared to $8.6 million during the same period a year ago; measured in pounds sterling, sales increased only 5% reflecting a significant increase in backorders as a result of the temporary disruptions caused by the U.S. FDA inspection.

o Total revenues for the global biologics manufacturing business increased 18% to $8.4 million compared to $7.1 million during the same period a year ago driven primarily by higher sales of human growth hormone.

Expenses

o Total expenses for the second quarter were $34.2 million increasing 6% from $32.4 million during the same period a year ago. The increase reflects the higher sales volumes and related cost of sales, higher product development costs and pre-marketing expenses incurred for Euflexxa in the U.S. offset, in part, by lower litigation settlement costs and the absence of last year's one-time retirement expense.

Other Net Expenses

o Other net expenses of $0.4 million compared favorably to $0.8 million during the same period a year ago primarily as a result of lower interest expense resulting from the repayment of debt as of April 30, 2005.

Income Taxes

o Provision for income taxes of $1.1 million compared to $16.5 million a year ago which reflected primarily a $16.3 million valuation allowance against the Company's deferred tax assets in June 2004 because of uncertainty with respect to the realization of those deferred tax benefits.

Balance Sheet

o Savient had cash, cash equivalents and short-term investments of $16.1 million at June 30, 2005, down from $25.3 million at year end, reflecting primarily the repayment of $5.7 million in debt and other costs and payments attributable to the divestiture of the global biologics manufacturing business which closed on July 18, 2005.

SIX MONTHS ENDED JUNE 30, 2005

Revenues

o Total revenues for the six months ended June 30, 2005 were $56.8 million compared to $51.1 million during the same period a year ago.
o Net product sales were $53.0 million compared to $46.5 million a year ago.
o Net product sales of Rosemont's oral liquid pharmaceuticals increased 16% to $18.4 million compared to $15.9 million during the same period a year ago; measured in pounds sterling, sales increased 13% versus a year ago.

o Net sales of Oxandrin were $22.3 million compared to $18.5 million a year ago; the increase was primarily attributable to the discontinuation of wholesaler purchase incentives in the second quarter of last year which negatively impacted sales for that period.
o Total revenues for the global biologics manufacturing business increased to $12.7 million compared to $11.4 million a year ago, driven largely by higher sales of human growth hormone.

Expenses

o Total expenses for the first six months of 2005 were $62.7 million down 2% from $64.1 million during the same period a year ago; the decrease reflects higher sales volumes and cost of products sales more than offset by lower development costs for Puricase and Prosaptide, lower sales and marketing expense for Oxandrin and the absence of last year's one-time retirement expense.

Other Net Income

o Other net income of $1.7 million compared to other net losses of $0.7 million during the same period a year ago, primarily attributable to the receipt of settlement proceeds from intellectual property litigation in 2005.

Income Taxes

o Provision for income taxes of $1.4 million compared to $17.0 million a year ago which reflected primarily a $16.3 million valuation allowance against the Company's deferred tax assets in June 2004 because of uncertainty with respect to the realization of those deferred tax benefits.

Clement concluded, "Over the past year, we have made significant progress and can now look ahead with a definitive plan for the full development of our clinical pipeline with the funding necessary to achieve it."

The Company is making every effort to file by today's deadline its Form 10-Q for the quarter and six-months ended June 30, 2005 and its restated Form 10-Q/A giving effect to the aforementioned correction in returned goods reserves for the quarter-ended March 31, 2005. However, in the event that it is unable to do so, the Company will file for an extension on Form 12b-25.

Savient will host a conference call/live webcast today to review second quarter 2005 results today, August 9, 2005, at 11:00 a.m. EDT.

The live webcast can be accessed under the Webcast page under the News section of Savient's website at www.savientpharma.com and will be archived through August 23, 2005.

In addition, an audio replay will be available until August 23, 2005. The replay numbers are (888) 203-1112 for domestic callers and (719) 457-0820 for international callers. The replay access code is 4891523.

ABOUT SAVIENT PHARMACEUTICALS, INC.

Based in East Brunswick, New Jersey, Savient Pharmaceuticals, Inc. is a specialty pharmaceutical company dedicated to developing, manufacturing and marketing novel therapeutic products that address unmet medical needs. The Company's lead product development candidate, Puricase(R), for the treatment of refractory gout has reported positive Phase 1 and 2 clinical data. Savient's experienced management team is committed to advancing its pipeline and expanding its product portfolio by in-licensing late stage compounds and exploring co-promotion and co-development opportunities that fit the Company's expertise in specialty pharmaceuticals and initial focus in rheumatology. The Company's operations also include a wholly-owned U.K. subsidiary, Rosemont Pharmaceuticals Ltd., which develops, manufactures and markets liquid formulations of prescription pharmaceutical products. Rosemont's product portfolio includes over 90 liquid formulations primarily targeting the geriatric population. Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc. Further information on the Company can be accessed by visiting www.savientpharma.com (http://www.savientpharma.com/).

SAFE HARBOR STATEMENT

This news release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this report regarding the Company's strategy, expected future financial position, discovery and development of products, strategic alliances, competitive position, plans and objectives of management are forward-looking statements. Words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "will" and other similar expressions help identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, the statements regarding the estimated net proceeds from the sale of the global biologics manufacturing business, the continued implementation of the Company's strategic plan, the development of the Company's pipeline, the commencement of Phase 3 clinical trials for Puricase and growth at Rosemont are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company's business and the biopharmaceutical and specialty pharmaceutical industries in which the Company operates. Such risks and uncertainties include, but are not limited to, delay or failure in developing Prosaptide, Puricase and other product candidates; difficulties of expanding the Company's product portfolio through in-licensing; introduction of generic competition for Oxandrin; fluctuations in buying patterns of wholesalers; potential future returns of Oxandrin or other products; our continuing to incur substantial net losses for the foreseeable future; difficulties in obtaining financing; potential development of alternative technologies or more effective products by competitors; reliance on third-parties to manufacture, market and distribute many of the Company's products; economic, political and other risks associated with foreign operations; risks of maintaining protection for the Company's intellectual property; risks of an adverse determination in on-going or future intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical and specialty pharmaceutical industries. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements, and you should not place undue reliance on the Company's forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. The Company's forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that the Company may make. The Company does not assume any obligation to update any forward-looking statements.

SOURCE:  Savient Pharmaceuticals, Inc.

CONTACTS:
Savient Pharmaceuticals, Inc.
Jenene Thomas
Director, Investor Relations
732-565-4716
jdthomas@savientpharma.com

Investors/Media:
The Ruth Group
Francesca DeMartino/Janine McCargo
646-536-7024/7033
fdemartino@theruthgroup.com
jmccargo@theruthgroup.com

                 SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                      (in thousands except per share data)

                                                                       SIX MONTHS ENDED JUNE 30,
                                                                    2005                        2004
                                                              ------------------           ----------------
 REVENUES:
  Product sales, net                                                     52,971                     46,543
  Royalties and other revenues                                            3,809                      4,548
                                                              ------------------           ----------------
   TOTAL REVENUES                                                        56,780                     51,091
                                                              ------------------           ----------------

 EXPENSES:
  Cost of sales                                                          19,500                     16,227
  Research and development                                               14,522                     15,546
  Marketing and sales                                                    11,689                     12,534
  General and administrative                                             12,592                     12,767
  Retirement                                                                  -                      2,110
  Commissions and royalties                                               2,445                      2,910
  Amortization of intangibles associated with acquisitions                2,025                      2,025
                                                              ------------------           ----------------
   TOTAL EXPENSES                                                        62,773                     64,119
                                                              ------------------           ----------------

 Operating (loss) income                                                 (5,993)                   (13,028)
 Other income (expense) - net                                             1,652                       (696)
                                                              ------------------           ----------------
 (Loss) income before income taxes                                       (4,341)                   (13,724)
 Income tax expense                                                       1,416                     16,986
                                                              ------------------           ----------------
 NET (LOSS) INCOME                                                       (5,757)                   (30,710)
                                                              ==================           ================

 (LOSS) EARNINGS PER COMMON SHARE:
  Basic:
     Net (loss) income                                                    (0.09)                     (0.51)
                                                              ==================           ================
  Diluted:
      Net (loss) income                                                   (0.09)                     (0.51)
                                                              ==================           ================

 WEIGHTED AVERAGE NUMBER OF COMMON
 AND COMMON EQUIVALENT SHARES:
  Basic                                                                  60,635                     59,849
                                                              ==================           ================
  Diluted                                                                60,635                     59,849
                                                              ==================           ================

                 SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                      (in thousands except per share data)

                                                                      THREE MONTHS ENDED JUNE 30,
                                                                    2005                        2004
                                                              ------------------           ----------------
 REVENUES:
  Product sales, net                                                     28,849                     14,342
  Royalties and other revenues                                            3,443                      3,346
                                                              ------------------           ----------------
   TOTAL REVENUES                                                        32,292                     17,688
                                                              ------------------           ----------------

 EXPENSES:
  Cost of sales                                                          10,779                      7,576
  Research and development                                                8,240                      6,882
  Marketing and sales                                                     6,535                      5,868
  General and administrative                                              6,415                      7,395
  Retirement                                                                  -                      2,110
  Commissions and royalties                                               1,221                      1,507
  Amortization of intangibles associated with acquisitions                1,012                      1,012
                                                              ------------------           ----------------
   TOTAL EXPENSES                                                        34,202                     32,350
                                                              ------------------           ----------------

 Operating (loss) income                                                 (1,910)                   (14,662)
 Other income (expense) - net                                              (405)                      (769)
                                                              ------------------           ----------------
 (Loss) income before income taxes                                       (2,315)                   (15,431)
 Income tax expense                                                       1,084                     16,457
                                                              ------------------           ----------------
 NET (LOSS) INCOME                                                       (3,399)                   (31,888)
                                                              ==================           ================

 (LOSS) EARNINGS PER COMMON SHARE:
  Basic:
     Net (loss) income                                                    (0.05)                     (0.53)
                                                              ==================           ================
  Diluted:
      Net (loss) income                                                   (0.05)                     (0.53)
                                                              ==================           ================

 WEIGHTED AVERAGE NUMBER OF COMMON
 AND COMMON EQUIVALENT SHARES:
  Basic                                                                  60,722                     59,962
                                                              ==================           ================
  Diluted                                                                60,722                     59,962
                                                              ==================           ================

                  SAVIENT PHARMACEUTICAL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                                 JUNE 30, 2005             DECEMBER 31,
                                                                 (UNAUDITED)                  2004
                                                              -------------------       ------------------
 ASSETS:
 Cash, cash equivalents and short-term investments                        16,138                   25,282
 Accounts receivable, net                                                 13,935                   15,537
 Inventories, net                                                          8,627                   15,317
 Other current assets                                                      5,290                    3,444
 Assets available for sale                                                74,150                   79,268
                                                              -------------------       ------------------
 TOTAL CURRENT ASSETS                                                    118,140                  138,848

 Property and equipment, net                                               6,669                    6,985
 Intangible assets, net                                                   69,663                   71,688
 Goodwill                                                                 40,121                   40,121
 Other long term-assets                                                    1,365                    2,946
                                                              -------------------       ------------------
 TOTAL ASSETS                                                            235,958                  260,588
                                                              ===================       ==================

 LIABILITIES AND STOCKHOLDERS' EQUITY:
 Current portion of long-term debt                                           161                    5,903
 Liabilities available for sale                                           11,255                   12,742
 Other current liabilities                                                38,295                   49,598
 Long-term debt                                                                0                        0
 Other long-term liabilities and deferred items                           37,134                   37,677
 Stockholders' equity                                                    149,113                  154,668
                                                              -------------------       ------------------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              235,958                  260,588
                                                              ===================       ==================

NOTE: CERTAIN RECLASSIFICATIONS WERE MADE TO THE DECEMBER 31, 2004 BALANCES TO BE CONSISTENT WITH THE PRESENTATION SHOWN AS OF JUNE 30, 2005.

                 SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
               RESTATEMENT OF CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           Three Months Ended March 31, 2005
                                                                ---------------------------------------------------------
                                                                As previously reported                As restated
Product sales, net                                                    $  22,615                       $   24,122

Total revenues                                                           22,981                           24,488

Operating income (loss)                                                 (5,590)                          (4,083)

Income (loss) before income taxes                                       (3,533)                          (2,026)

Net Income (loss)                                                     $ (3,865)                       $  (2,358)
Earnings (loss) per common share:

   Basic                                                              $  (0.06)                       $   (0.04)

   Diluted                                                            $  (0.06)                       $   (0.04)



                 SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
                    RESTATEMENT OF CONSOLIDATED BALANCE SHEET
                                   (unaudited)
                      (in thousands, except per share data)

                                                                           Three Months Ended March 31, 2005
                                                                ---------------------------------------------------------
                                                                As previously reported                As restated
Accounts receivable, net                                              $   2,692                       $    1,185

Total current assets                                                    120,338                          118,831

Total assets                                                          $ 239,350                       $  237,843


Accumulated deficit                                                    (69,561)                         (71,068)

Total stockholders' equity                                              152,390                          150,883

Total liabilities and stockholders' equity                            $ 239,350                       $  237,843